UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2010
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-15867 (Commission File Number)	77-0148231 (I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5 San Jose, California (Address of Principal Executive Offices)	95134 (Zip Code)
Registrant’s telephone number, including area code: (408) 943-1234
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The terms and conditions of the exercise of an over-allotment option pursuant to a purchase agreement dated June 9, 2010 described in Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
On June 15, 2010, Cadence Design Systems, Inc. (“Cadence”) issued $300 million aggregate principal amount of its 2.625% Cash Convertible Senior Notes due 2015 (the “Notes”) to certain initial purchasers (collectively, the “Initial Purchasers”). See Cadence’s Current Report on Form 8-K filed on June 15, 2010 for a description of the issuance of the Notes and other transactions entered into on or about June 15, 2010.
On June 22, 2010, Cadence issued an additional $50 million aggregate principal amount of its 2.625% Cash Convertible Senior Notes due 2015 (the “Additional Notes”) to the Initial Purchasers in connection with an exercise of an over-allotment option granted to the Initial Purchasers pursuant to a purchase agreement dated June 9, 2010. The Additional Notes have the same interest rate, maturity and other terms as the Notes. The Additional Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Cadence received net proceeds of $48.6 million from the sale of the Additional Notes, after deducting the Initial Purchasers’ discounts and commissions.
In connection with the sale of the Additional Notes, Cadence entered into convertible note hedge transactions with respect to its common stock with affiliates of the Initial Purchasers (the “Additional Convertible Note Hedge Transactions”). Cadence used an aggregate of $11.7 million of the net proceeds from the sale of the Additional Notes for the Additional Convertible Note Hedge Transactions.
On June 18, 2010, Cadence also agreed to sell warrants to acquire its common stock, subject to customary anti-dilution adjustments (the “Additional Warrants”), in separate transactions entered into with affiliates of certain Initial Purchasers and in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Additional Warrants have an exercise price of $10.78 per share, which is 75% higher than the closing price of Cadence common stock on June 9, 2010.
Cadence expects to receive aggregate proceeds of $5.9 million from the Additional Warrant transactions. If the market price of Cadence common stock at the time of exercise of the applicable Additional Warrants exceeds the strike price of those Additional Warrants, Cadence will owe the affiliates of certain Initial Purchasers net shares of Cadence common stock in an amount based on the excess of the then current market price of the Cadence common stock over the strike price of the applicable Additional Warrants. These transactions could have a dilutive effect to the extent that the market price per share of Cadence common stock, as measured under the terms of these transactions, exceeds the strike price of the Additional Warrants.
Neither the Additional Warrants nor the underlying Cadence common stock issuable upon exercise of the Additional Warrants have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 22, 2010

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ Kevin S. Palatnik
Kevin S. Palatnik
Senior Vice President and Chief Financial Officer